Exhibit 10.56
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
dated as of
July 27, 2007
among
SALVADOR IMAGING, INC.,
DAVID GARDNER,
SALVADOR FOUNDATION CHARITABLE REMAINDER UNITRUST,
JAMES R. LONG,
PATRICIA LONG,
KERRY RHEA,
LISA J. RHEA,
PHOTON DYNAMICS, INC.,
SALVADOR ACQUISITION, INC.,
SALVADOR ACQUISITION, LLC

and
DAVID GARDNER, as Shareholders’ Representative

i

INDEX TO ANNEXES

Annex I	Written Consent of the Shareholders
Annex II	Merger Consideration
Annex III	Registration Rights Agreement
Annex IV	David Gardner Employment Agreement
Annex V	James R. Long Employment Agreement
Annex VI	Kerry Rhea Employment Agreement
Annex VII	Gardner Non-competition Agreement
Annex VIII	Gardner Assignment Agreement
Annex IX	Promissory Note

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of July 27, 2007 among Salvador Imaging, Inc., a Colorado corporation (the “Company”), David Gardner, Salvador Foundation Charitable Remainder Unitrust (“Trust”), James R. Long, Patricia Long, Kerry Rhea, Lisa J. Rhea (together with Trust, David Gardner, James R. Long, Patricia Long and Kerry Rhea, the “Sellers”), Photon Dynamics, Inc., a California corporation (“Parent”), Salvador Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary I”), Salvador Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary II” and, together with Merger Subsidiary I, the “Merger Subsidiaries”), and David Gardner, as shareholders’ representative (“Shareholders’ Representative”).
     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Colorado Law and Delaware Law, Parent, the Sellers and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary I will merge with and into the Company (the “First Merger”), with the Initial Surviving Corporation (as defined herein) then merging with and into Merger Subsidiary II (the “Second Merger” and, together with the First Merger, the “Mergers”).
     WHEREAS, it is intended that the Mergers will together qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
     WHEREAS, the Board of Directors of the Company (i) has determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company in accordance with Colorado Law.
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has obtained the irrevocable approval and adoption by the Sellers, which constitute all of the holders of the Company’s capital stock, of this Agreement and the Mergers contemplated hereby pursuant to a written consent in the form of Annex I hereto (the “Written Consent”) signed by each of the Sellers;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, Merger Subsidiary I’s and Merger Subsidiary II’s willingness to enter into this agreement, David Gardner, James R. Long and Kerry Rhea have entered into employment agreements in the forms attached hereto as Annexes IV, V and VI, respectively

(the “Key Employee Employment Agreements”), and David Gardner has entered into a non-competition agreement (the “Gardner Non-competition Agreement”) an agreement to assign his rights under that certain License Agreement among David Gardner, the Company and Salvador Systems LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Gardner Assignment Agreement”), in the forms attached hereto as Annexes VII and VIII, respectively; and
     WHEREAS, the Company and the Sellers, on the one hand, and Parent and the Merger Subsidiaries, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Sellers, the Merger Subsidiaries and the Company hereby agree as follows:
Article 1
Definitions
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Colorado Law” means the Business Corporation Act and the Corporations and Associations Act of the State of Colorado.
     “Company Balance Sheet” means the internally prepared balance sheet of the Company as of June 30, 2007.
     “Company Balance Sheet Date” means June 30, 2007.

     “Company Stock” means the common stock of the Company.
     “Delaware Law” means the General Corporation Act of the State of Delaware and the LLC Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, court or agency, including any political subdivision thereof.
     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) rights of publicity, (iv) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (v) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (vi) mask works, (vii) computer software (including source code, object code, firmware, operating systems and specifications), (viii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (ix) industrial designs (whether or not registered), (x) databases and data collections, (xi) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xiii) all rights in all of the foregoing provided by treaties, conventions and common law and (xiv) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

     “knowledge” in the case of the Company, means the knowledge of its officers and David Gardner as of the time of the execution of this Agreement and, in the case of Parent, means the knowledge of its “executive officers” within the meaning of the 1934 Act as of the time of execution of this Agreement.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “LLC Act” means the Delaware Limited Liability Company Act.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations or prospects of such Person and its Subsidiaries, taken as a whole.
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.
     “Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
     “Parent SEC Documents” means (i) the annual reports of Parent on Form 10-K for its fiscal year ended September 30, 2006, the quarterly reports of Parent on Form 10-Q for its fiscal quarters ended December 31, 2006 and March 31, 2007, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent’s shareholders since September 30, 2006, and (iv) all of its other reports filed with the SEC since September 30, 2006.
     “Parent Stock” means the common stock of Parent.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “SEC” means the Securities and Exchange Commission.
     “Shareholder” means a holder of Company Stock as of the date hereof.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	8.06
Agreement	Preamble
Average Parent Stock Price	2.02
Certificates	2.05
Closing	2.01
Closing Cash Consideration	2.02
Closing Date	2.01
Code	Recitals
Company	Preamble
Company Disclosure Schedules	Article 4
Company Securities	4.03
Cover	7.02
Damages	9.02
Diligence Binder	Article 4
Effective Time	2.01
Employees	7.03
Employee Plans	4.22
Exchange Agent	2.05
Indemnification Notice	9.03
Indemnified Party	9.02
Initial Surviving Corporation	2.01
Key Employee Employment Agreements	Recitals
Late Payment	2.02
Loss	8.05
Material Contract	4.12
Merger	2.01
Merger Consideration	2.02
Merger Subsidiaries	Preamble
Note	2.02
Objection Notice	9.03
Parent	Preamble

Term	Section
Parent Indemnitee	8.01
Payment Event	10.03
Permits	4.19
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Registration Rights Agreement	2.02
Returns	8.02
Schedule	Article 4
Second Effective Time	2.01
Sellers	Preamble
Shareholders’ Representative	Preamble
Surviving Entity	2.01
Returns	8.02
Tax	8.01
Taxing Authority	8.01
Threshold Amount	9.02
Total Cash Consideration	2.02
Total Stock Consideration	2.02
Written Consent	Recitals
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
Article 2
The Merger
     Section 2.01. The Mergers.
     (a) As soon as practicable after execution of this Agreement by all parties hereto, the consummation of the transactions contemplated by this Agreement (the “Closing”, such date, the “Closing Date”) will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, or at such other place as the parties may agree. On the Closing Date, the Company and Merger Subsidiary I will file a statement of merger with the Colorado Secretary of State, a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Colorado Law and Delaware Law in connection with the First Merger. The First Merger shall become effective at such time (the “Effective Time”) as the statement of merger and certificate of merger are duly filed with the Secretaries of State of the States of Colorado and Delaware, respectively, or at such later time as may be specified in the statement of merger and certificate of merger.
     (b) At the Effective Time, Merger Subsidiary I shall be merged with and into the Company in accordance with Colorado Law and Delaware Law, whereupon the separate existence of Merger Subsidiary I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Corporation”).
     (c) From and after the Effective Time, the Initial Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary I, all as provided under Colorado Law and Delaware Law.
     (d) Immediately following the Effective Time, the Initial Surviving Corporation and Merger Subsidiary II shall file a statement of merger with the Colorado Secretary of State, a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Colorado Law and the LLC Act in connection with the Second Merger. The Second Merger shall become effective at such time (the “Second Effective Time”) as the statement of merger and certificate of merger are duly filed with the Secretaries of State of the States of Colorado and Delaware, respectively, or at such later time as may be specified in the statement of merger and certificate of merger.
     (e) At the Second Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Subsidiary II in accordance with Colorado Law and the LLC Act, whereupon the separate existence of the Initial Surviving

Corporation shall cease, and Merger Subsidiary II shall be the surviving entity (the “Surviving Entity”).
     (f) From and after the Second Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Initial Surviving Corporation and Merger Subsidiary II, all as provided under Colorado Law and the LLC Act.
     (g) Following the Closing, Parent shall take the necessary action to wind up Salvador Systems, LLC, a Delaware limited liability company, and a wholly-owned Subsidiary of Parent.
     Section 2.02. Merger Consideration. At the Effective Time, the merger consideration (the “Merger Consideration”) shall be calculated as follows:
     (a) Cash Consideration. Subject to the indemnification provisions of Article 8 and Article 9, the total amount of cash consideration (the “Total Cash Consideration”) shall be calculated as $8,000,000, less the amount by which the Company’s legal, accounting and other out-of-pocket costs associated with the transaction exceeds $60,000. The Total Cash Consideration shall be payable to Trust as follows:
     (i) $2,666,666, less the amount by which the Company’s legal, accounting and other out-of-pocket costs associated with the transaction exceeds $60,000, payable at Closing.
     (ii) The sum of $5,333,334 shall be paid by delivery of a non-negotiable promissory note delivered by Parent to Trust, in the form attached hereto as Annex IX (the “Note”). The Note shall bear interest at the rate of five percent (5%) per annum, with principal and interest payable as follows:
     (A) Interest on the outstanding principal balance shall be paid quarterly, commencing on September 30, 2007 and payable on the last day of each calendar quarter thereafter;
     (B) principal in the amount of $2,666,667 shall be payable on the date of the fifteen month anniversary of the Closing Date; and
     (C) the remaining principal balance of $2,666,667 shall be payable on the date of the thirty month anniversary of the Closing Date.
     If any payment of principal or interest under the Note is not paid to the holder of the Note upon the date that is due under the Note (a “Late Payment”),

the holder of the Note shall send a notice to Parent in accordance with Section 10.01 of this Agreement notifying Parent of such Late Payment. Parent shall have thirty days from the receipt of such notice to satisfy its obligation with respect to such Late Payment without penalty. If Parent’s obligation with respect to the Late Payment has not been satisfied during the 30-day period, then the outstanding principal balance of the Note shall bear interest at the rate of ten percent (10%) per annum from the date that the Late Payment was originally due until the date that Parent fully satisfies its obligation with respect to such Late Payment.
     (b) Stock Consideration. The total amount of stock consideration (the “Total Stock Consideration”) shall be 1,084,406 shares of Parent Stock. David Gardner, James R. Long, Patricia Long, Kerry Rhea and Lisa H. Rhea shall receive the Total Stock Consideration ratably in accordance with their percentage ownership of the Company Stock, as provided in Annex II, attached hereto.
     (c) Stock Consideration Registration Rights. The Parent Stock being issued as Merger Consideration shall not be registered under the federal securities laws or under any state or foreign securities laws, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder. Those Sellers receiving Parent Stock as Merger Consideration shall have registration rights as set forth in a registration rights agreement in the form attached hereto as Annex III (the “Registration Rights Agreement”).
     Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party,
     (a) except as otherwise provided in Section 2.03(b), each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02.
     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
     (c) each share of common stock of Merger Subsidiary I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.
     Section 2.04. Conversion of Shares in the Second Merger. At the Second Effective Time, (i) each share of common stock of the Initial Surviving Corporation outstanding immediately prior to the Second Effective Time shall be converted into and become one unit of the Surviving Entity and shall constitute the only outstanding equity interests of the Surviving Entity and (ii) each unit of Merger Subsidiary II outstanding immediately prior to the Second Effective Time shall be cancelled.
     Section 2.05. Surrender and Payment. (a) Parent will act as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing the shares of Company Stock (the “Certificates”) for the Merger Consideration payable in respect of the shares of Common Stock evidenced by each such certificate.
     (b) Annex II to this agreement is a payment schedule setting forth (i) the name and address of each Shareholder entitled to distribution of the Merger Consideration pursuant to Section 2.02 (ii) the amount and form of consideration to which each such Shareholder is entitled upon compliance with Section 2.05(c) or Section 2.05(d), and (iii) the wire transfer account information for each Shareholder, together with any supporting schedules and documentation (showing the number of shares held immediately prior to such time by each such Person, together with calculations of each such Person’s percentage ownership of the Company Stock and the amount then payable to such Person). The Shareholders’ Representative shall be responsible for instructing the Exchange Agent as to the distribution of such amounts. Parent (including Parent acting as Exchange Agent) may rely on the instructions of the Shareholders’ Representative for distributions and shall have no responsibility or liability with respect thereto; provided that the distribution instructions of the Shareholders’ Representative are followed.
     (c) Each holder of outstanding Company Stock that has been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, the Merger Consideration payable for each share of Company Stock represented by such Certificate. Until so surrendered, from and after the Effective Time each such Certificate shall represent for all purposes only the right to receive such Merger Consideration.
     (d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (e) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (f) Parent shall not be liable to any Company Shareholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (g) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.
     Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the First Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the First Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ Global Market on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.
     Section 2.07. Withholding Rights. Each of the Surviving Entity, the Initial Surviving Corporation, the Exchange Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Entity, the Initial Surviving Corporation, the Exchange Agent or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Entity, the Initial Surviving Corporation, the Exchange Agent or Parent, as the case may be, made such deduction and withholding.
     Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.
Article 3
Initial Surviving Corporation; The Surviving Entity
     Section 3.01. Articles of Incorporation and Bylaws of the Initial Surviving Corporation. At the Effective Time, (i) the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Initial Surviving Corporation, until thereafter amended as provided under Colorado Law and such articles of incorporation and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Initial Surviving Corporation, until thereafter amended in accordance with Colorado Law and as provided in the articles of incorporation of the Initial Surviving Corporation and such bylaws.
     Section 3.02. Directors and Officers. The directors and officers of Merger Subsidiary I immediately prior to the Effective Time shall be the directors and officers of the Initial Surviving Corporation, each to hold such office in accordance with the provisions of Colorado Law and the articles of incorporation and bylaws of the Initial Surviving Corporation.
     Section 3.03. Certificate of Formation and Limited Liability Company. The certificate of formation and limited liability company agreement of Merger Subsidiary II in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity unless and until amended in accordance with their terms and applicable law.
     Section 3.04. Managers and Officers. The managers and officers of Merger Subsidiary II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Entity, each to hold office in accordance with the provisions of the LLC Act and the certificate of formation and limited liability company agreement of the Surviving Entity.
Article 4
Representations and Warranties of the Company
     Except (i) as disclosed to Parent in the materials included in the binder of materials collected by the Company in response to Parent’s request for certain information delivered herewith (the “Disclosure Binder”) or (ii) as specifically disclosed in the schedules attached hereto (each a “Schedule” and, together with the Disclosure Binder, the “Company Disclosure Schedules”) the Company and David Gardner, jointly and severally, represent and warrant to Parent that:
     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers required to carry on its business as now conducted. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company.
     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     (b) At a meeting duly called and held, the Company’s Board of Directors (which meeting was not attended by Kevin Heher, who recused himself due to his position as an employee of Parent, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend approval and adoption of this Agreement by its shareholders.
     (c) The Written Consent delivered concurrently with the execution of this Agreement constitutes a valid and effective approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders and no other votes, approvals or consents of the holders of any of the Company’s capital stock are necessary in connection with the adoption of this Agreement or the consummation of the Merger.
     Section 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Stock, of which 100,000 shares are issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Company Affiliate owns any shares of capital stock of the Company.

     (b) Except as set forth in this Section 4.03, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.
     (c) With the exception of those Agreement Concerning Shares among and between David Gardner, James R. Long, Patricia Long, Kerry Rhea and Lisa H. Rhea dated June 29, 2007, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company.
     Section 4.04. Ownership of Shares; Stock Option Plan. As of the date hereof, all of the outstanding shares of Company Stock are owned of record by the Persons, and in the respective amounts, set forth in Annex II of this Agreement. The Company has not adopted or maintained any stock option plan or other plan providing for equity compensation to any Person. No more than thirty-five (35) of the holders of the Company Stock are and, at the Effective Time, will be unaccredited investors within the meaning of Section (a) of Regulation D, Rule 501 of the Securities Act. At the Effective Time, each holder of Company Stock who is not an accredited investor within the meaning of said section will be represented by a duly authorized “purchaser representative,” as defined in Section (h), of Regulation D, Rule 501 of the Securities Act.
     Section 4.05. Subsidiaries. The Company has no Subsidiaries.
     Section 4.06. Authorizations. The Company has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.07. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a statement of merger with respect to the Merger with the Colorado Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 4.08. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (ii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iii) result in the creation or imposition of any Lien on any asset of the Company.
     Section 4.09. Financial Statements. The internally-prepared balance sheet as of June 30, 2007 and the related statement of income for the year ended June 30, 2007 of the Company provided to Parent and attached hereto as Schedule 4.09 fairly present, the financial position of the Company as of the June 30, 2007 and their results of operations for the period then ended. Such financial statements include all material adjustments that are necessary for a fair presentation of the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby.
     Section 4.10. Absence of Certain Changes. Except as otherwise disclosed herein or in the Company Disclosure Schedules, since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:
     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;
     (c) with respect to any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company, any direct or indirect (i) reclassification, combination, split or subdivision or (ii) redemption, repurchase, purchase or other acquisition by the Company, except for repurchases by the Company of Company Stock made in connection with the termination of employment of Company employees;
     (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;
     (e) any creation or other incurrence by the Company of any material Lien on any material asset;
     (f) any making of any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices;
     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than those contemplated by this Agreement and other than the sale or nonexclusive license of Company products to the Company’s customers in the ordinary course of business;
     (i) any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;
     (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company, (ii) increase in benefits payable to any director, officer or employee of the Company under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, (v) increase in compensation, bonus or other benefits payable to any director of the Company, or, (vi) except in the ordinary course of business, increase in compensation, bonus or other benefits payable to any officer or employee of the Company;

     (k) any hiring, employment, or entry into a contact or agreement with any new employees or independent contractors other than as contemplated herein;
     (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;
     (m) any receipt of notice by the Company of any actual or threatened termination by any customer, supplier, distributor or other Person in connection with, and material to, the business of the Company;
     (n) any material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by suppliers or licensors to the Company;
     (o) any material capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment; or
     (p) Any legally binding agreement by the Company or any officer or employee thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
     Section 4.11. No Undisclosed Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, and
     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to be, individually or in the aggregate, material to the Company.
     Section 4.12. Agreements, Contracts and Commitments. (a) Except as provided to Parent in the Disclosure Binder delivered herewith, the Company is not a party to or bound by:
     (i) any lease or sublease (whether of real or personal property) providing for annual rentals of $25,000 or more;

     (ii) any agreement for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets providing for either (A) annual payments by the Company of $50,000 or more or (B) aggregate payments by the Company of $50,000 or more;
     (iii) any license, sales, distribution or other similar agreement providing for the sale or license by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $50,000 or more;
     (iv) any partnership, joint venture or other similar agreement or arrangement, other than those related to Salvador Systems LLC;
     (v) any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
     (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;
     (vii) except for agreements by the Company with customers in the ordinary course of business consistent with past practices, any option (other than employee stock options), license, franchise or similar agreement;
     (viii) any alliance, agency, dealer, sales representative, marketing, distribution, original equipment manufacturer, remarketer, joint marketing, channel partner or other similar agreement that does not provide for termination without compensation upon no more than 30 days notice;
     (ix) any development or collaboration agreement or other agreement for development of products and services for the Company;
     (x) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which could reasonably be expected to so limit the freedom of the Company after the Effective Time;
     (xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than those mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments that are not, individually or in the aggregate, material to the Company;
     (xii) any agreement with any Affiliate of the Company, with any director or officer of the Company, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or
     (xiii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization other than as contemplated under this Agreement;
     (xiv) any employment or consulting agreement or any agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company to make any payment as a result of the consummation of the Merger, termination of employment or both;
     (xv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or
     (xvi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company, including without limitation, any agreement involving annual payments by any customer to the Company in excess of $150,000.
     Section 4.13. Validity of Contracts. Each agreement, contract, plan, lease, arrangement or commitment disclosed required to be disclosed pursuant to this Article (each, a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect with respect to the Company and, to the knowledge of the Company, each other party thereto, and none of the Company or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Parent. The Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and to the knowledge of the

Company, without giving effect to the Merger, the Company will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.
     Section 4.14. No Renegotiations. To the knowledge of the Company, no person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company has not received any written or verbal indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts.
     Section 4.15. Products and Services. To the knowledge of the Company, each of the products and services produced, sold or licensed by the Company is, and at all times up to and including the sale thereof has been, (i) in compliance with the terms and requirements of any applicable warranty or other contract between the Company and such Person, (ii) in conformance with any promises or affirmations of fact made in connection with its sale, (iii) in compliance in all material respects with Applicable Law and (iv) fit for the ordinary purposes for which it is intended to be used. Except for any deficiencies that can be corrected without incurring material expense, each product that has been sold by the Company to any Person was free of any design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with Applicable Law, except for any deficiencies that can be corrected without incurring material expense. To the Company’s knowledge, the Company will not incur or otherwise become subject to any material liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company on or at any time prior to the Closing Date. There are no material unresolved claims or threatened claims by any customer or other Person against the Company (i) under or based upon any warranty provided by or on behalf of the Company that have been received by the Company in writing, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the Company’s knowledge no event has occurred, and no condition or circumstance exists, that could reasonably be expected (with or without notice or lapse of time) to directly or indirectly give rise to or serve as a basis for the assertion of any such claim. No product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and to the Company’s knowledge no condition or circumstance exists, that could (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.
     Section 4.16. Intellectual Property. (a) Schedule 4.16(a)(i) contains a true and complete list of (A) all registrations or applications for registrations included in the Owned Intellectual Property Rights and (B) all unregistered Owned Intellectual Property Rights which are material to the business of the Company as now conducted. The Disclosure Binder includes all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and have an aggregate acquisition cost of $500 or less) to which the Company is a party or otherwise bound and pursuant to which the Company grants or obtains the right to use or a covenant not to be sued under, any Intellectual Property Right.
     (b) To the knowledge of the Company having performed reasonable due diligence, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.
     (c) The Company has not given to any Person an indemnity in connection with any Intellectual Property Right.
     (d) To the knowledge of the Company having performed reasonable due diligence, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or, any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. The Company has not received from any third party an offer to license any Intellectual Property Rights of such third party.
     (e) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part, nor has the Company received from any third party a communication alleging that any such Owned Intellectual Property Rights and Licensed Intellectual Property

Rights are invalid or unenforceable in whole or part. To the knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.
     (f) Other than those Owned Intellectual Property Rights that the Company co-owns with Parent or any of its Subsidiaries, the Company is the sole owner of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, free and clear of any Lien. Except as provided for in agreements included in the Disclosure Binder, no Third Party holds any license rights, immunities from suit, or analogous rights under the Owned Intellectual Property Rights or under any exclusively licensed Licensed Intellectual Property Rights. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company has taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.
     (g) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right in a manner that would have a material effect on the operation of the business of the Company. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights material to the business or operation of the Company and the value of which to the Company is contingent upon maintaining the confidentiality thereof. None of the Intellectual Property Rights that are material to the business or operation of the Company and the value of which to the Company is contingent upon maintaining the confidentiality thereof has been disclosed other than to employees, representatives and agents of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.
     (h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.
     (i) With respect to all patents and patent applications set forth in Schedule 4.16(a)(i): (i) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies and (ii) to the knowledge of the Company, there is no material prior art relevant thereto that may render the claims unpatentable, invalid, or unenforceable. With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an interference, protest, public use proceeding or third party reexamination request.
     (j) All products sold by the Company or any licensee of the Company and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.
     (k) To the extent that any Intellectual Property Right has been developed or created by a Third Party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such Third Party with respect thereto, and the Company thereby has obtained ownership of and is the exclusive owner of such Intellectual Property Right.
     (l) No government, university, college, or other educational institution or research center has any ownership or licensed interest in any Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights.
     (m) There are no actions that must be taken by the Company within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority (“Registered Intellectual Property Rights”) included in the Owned Intellectual Property Rights or exclusively licensed with the right to control prosecution or maintenance and included in the Licensed Intellectual Property Rights. The Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status” in connection with U.S. patents and applications, that would not be applicable to Buyer.
     (n) The Company has not received a written opinion of counsel with respect to the invalidity, non-infringement or unenforceability of any patent or patent application.
     Section 4.17. Insurance Coverage. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due and payable as of the date of this Agreement under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since 2001 and remain in full force and effect. The Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.
     Section 4.18. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any Person for whom the Company may be liable or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby before any court, arbitrator or mediator or before or by any Governmental Authority.
     Section 4.19. Licenses and Permits. Except as disclosed to Parent in the Company Disclosure Schedules, there are no material licenses, franchises, permits, certificates, approvals, security clearances or other similar authorizations affecting, or relating in any way to, the assets or business of the Company (the “Permits”). The Permits are valid and in full force and effect. The Company is not in default under, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company has made all material filings with governmental entities and have received all material permits, registrations, licenses, franchises, certifications and other approvals necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used.

     Section 4.20. Compliance with Laws and Court Orders. To the knowledge of the Company, (i) the Company is and has all times since its inception been conducted in compliance with, and (ii) has not been threatened to be charged with or given notice of any violation of, any Applicable Law.
     Section 4.21. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its shareholders who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 4.22. Employee Benefit Plans. (a) Schedule 4.22(a) contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
     (b) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.
     (c) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2006.
     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any arbitrator, mediator or Governmental Authority.
     (f) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.
     (g) The Company is in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board.
     (h) The Company has provided to Parent a true and complete list of the names, titles (if applicable), annual salaries or wage rates and other compensation of all employees of the Company. The Company has no knowledge that any of its officers or any other key employee of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.
Article 5
Representations and Warranties of Sellers
     Section 5.01. Private Placement Qualification. As of the date hereof and through the Effective Time, each Seller represents that it will either be (i) an accredited investor, as defined in Section (a) of Regulation D, Rule 501 of the 1933 Act, or (ii) represented by a duly authorized “purchaser representative,” as defined in Section (h), of Regulation D, Rule 501 of the 1933 Act. Each Seller acknowledges (i) that it is informed as to the risks of the transactions hereby contemplated and of its ownership of Parent Stock, (ii) that it has had access to all material information concerning Parent and has had the opportunity to ask questions of Parent’s representatives; and (iii) that any Parent Stock received as Merger Consideration have not been registered under the federal securities laws or under any state or foreign securities laws, and that such Parent Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.
Article 6
Representations and Warranties of Parent
     Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:
     Section 6.01. Corporate Existence and Power. Each of Parent and the Merger Subsidiaries has been duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby are within the corporate or limited liability company powers of Parent and the Merger Subsidiaries and have been duly authorized by all necessary corporate and limited liability company action. This Agreement constitutes a valid and binding agreement of each of Parent and the Merger Subsidiaries.
     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a statement of merger with respect to the Merger with the Colorado Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and the Merger Subsidiaries to consummate the transactions contemplated by this Agreement.
     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or limited liability company agreement of Parent or the Merger Subsidiaries or (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except for such contraventions, conflicts and violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and the Merger Subsidiaries to consummate the transactions contemplated by this Agreement.
     Section 6.05. SEC Filings. (a) To the knowledge of Parent, as of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.
     (b) To the knowledge of Parent, as of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 6.06. Parent Common Stock. The shares of Parent Stock to be issued as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
Article 7
Covenants
     Section 7.01. Obligations of the Merger Subsidiaries. Parent shall take all action necessary to cause the Merger Subsidiaries to perform its obligations under this Agreement.
     Section 7.02. Parent Financial Covenant. Parent shall maintain at all times an amount of free and unrestricted cash equal to two times the amount owing on any outstanding balance of the Note (“Cover”). In the event that Parent fails to maintain Cover for a period of thirty (30) consecutive days, Parent shall make its best efforts to obtain an unconditional standby letter of credit in an amount equal to the amount owing on the outstanding balance of the Note.
     Section 7.03. Employee Benefits. (a) Parent shall offer to employees of the Company (the “Employees”), as soon as practicable after the Closing Date, health and welfare benefits comparable to the benefits offered by Parent to Parent employees, which benefits shall be subject to change at any time by Parent in its sole discretion. Until Parent offers such benefits to the Employees, Parent shall provided health care benefits comparable to the benefits received by the

Employees under the Company’s health plan, which benefits shall be subject to change at any time by Parent in its sole discretion.
     (b) Parent shall credit the Employees with service consistent with their most recent date of hire with the Company as shown on the books and records of the Company for purposes of (i) eligibility to participate in Parent’s health and welfare plans and (ii) eligibility and vesting (but not benefit accrual) in any retirement plans of Parent.
     Section 7.04. Further Assurances. (a) At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subsidiaries, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subsidiaries, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.
     (b) Each Seller shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, waivers, assignments, endorsements and other instruments, or take any such other actions, as Parent or the Merger Subsidiaries may reasonably request to carry out the transactions expressly set forth in this Agreement.
Article 8
Tax Matters
     Section 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:
     “Parent Indemnitee” means Parent, any of its Affiliates and, effective upon the Closing, the Surviving Entity.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company for the payment of any amount with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, a tax sharing agreement, an indemnification agreement or arrangement).
     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).
     Section 8.02. Tax Representations. The Company represents and warrants to Parent that:
     (a) Filing and Payment. Except as set forth on Schedule 8.02(a) of the Company Disclosure Schedule, (i) all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority (“Returns”) by or on behalf of the Company prior to the Closing Date, have been filed when due in accordance with all applicable laws; (ii) as of the time of filing, such Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.
     (b) Financial Records. Except as set forth on Schedule 8.02(b) of the Company Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books; and (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not incurred or accrued any liability for Taxes other than in the ordinary course of business.
     (c) Procedure and Compliance. Except as set forth on Schedule 8.02(c) of the Company Disclosure Schedule, (i) no Returns filed with respect to Tax years of the Company through the Tax year ended December 31, 2006 have been subject to examination by any Taxing Authority and no notice to commence an examination has been received by the Company or any Seller; (ii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax or Return; and (iv) no adjustment that would increase the Tax liability of the Company has been made, proposed or threatened in writing by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period.
     (d) Taxing Jurisdictions. Schedule 8.02 of the Company Disclosure Schedule sets forth a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.
     (e) S Corporation Status. The Company (and any predecessor of the Company) was at all times during its existence until June 28, 2007 a validly electing S corporation, within the meaning of Sections 1361 and 1362 of the Code. On June 29, 2007, the Company’s status as an S Corporation terminated. The Company has not made any election under Treasury Regulations Section 301.7701-3 to be taxed other than as a corporation for U.S. federal income tax purposes.
     (f) FIRPTA Certificate. Parent has received a certification signed by the Company to the effect that no interest in the Company constitutes a United States real property interest, as defined in Section 897 of the Code.
     Section 8.03. Covenants.
     (a) Without the prior written consent of Parent, none of the Sellers or the Company shall, to the extent it may affect or relate to the Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any tax asset of the Company, Parent or any Affiliate of Parent.
     (b) Shareholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Shareholders’ Representative shall permit Parent to review and comment on each such Return described in the preceding sentence at least 30 days prior to the due date for such

Return, and shall provide Parent with all related workpapers. Such Returns shall be prepared in a manner consistent with the Company’s prior practice. Shareholders’ Representative shall not file any Returns described in this Section 8.03(c) without the prior written consent of Parent (which shall not be unreasonably withheld). In the event that there is a dispute regarding the Returns, Section 8.07 shall apply. To the extent permitted by applicable law, the Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods.
     (c) Prior to the Closing, the Company shall not make any payment of, or in respect of, any Tax to any Person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.
     (d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax (for the avoidance of doubt, excluding state and federal income taxes, if any, payable by the Company in connection with the transactions contemplated by this Agreement)) shall be paid by Sellers (in proportion to their percentage ownership of the Company Stock, as set forth in Annex II to this Agreement) when due, and the Company will file all necessary Returns and other documentation with respect to all such Taxes and fees, with the costs of such Returns and other documentation to be borne by Sellers (in proportion to their percentage ownership of the Company Stock, as set forth in Annex II to this Agreement), and if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.
     Section 8.04. Cooperation on Tax Matters.
     (a) Parent and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.
     (b) Parent and the Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).
     Section 8.05. Tax Indemnification.
     (a) Each of David Gardner and Trust, jointly and severally, by adopting this Agreement, shall hereby agree to indemnify each Parent Indemnitee against and agree to hold each Parent Indemnitee harmless from any:
     (u) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period,
     (v) Tax described in clause (ii) or (iii) of the definition of Tax,
     (w) Tax of the Company resulting from a breach of the provisions of Section 8.02 or Section 8.03,
     (x) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement,
     (y) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (u), (v), (w), (x) or (y),
     (the sum of (u), (v), (w), (x), and (y), of this Section 8.05(a) being referred to herein as a “Loss”).
     (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any

Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.
     (c) Not later than 30 days after receipt by Shareholders’ Representative of written notice from Parent stating that any Loss has been incurred by a Parent Indemnitee and the amount thereof and of the indemnity payment requested, the Sellers shall discharge their obligation to indemnify the Parent Indemnitee against such Loss by paying to Parent an amount equal to the amount of such Loss. Notwithstanding the foregoing, if Parent provides Shareholders’ Representative with written notice of at least 30 days prior to the date on which the relevant Loss is required to be paid by any Parent Indemnitee, within that 30-day period the Sellers shall discharge their obligation to indemnify the Parent Indemnitee against such Loss by making payments to the relevant Taxing Authority or Parent, as directed by Parent, in an aggregate amount equal to the amount of such Loss. The payment by a Parent Indemnitee of any Loss shall not relieve Sellers of their obligation under this Section 8.05.
     (d) Parent agrees to give prompt notice to Shareholders’ Representative of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Parent deems to be within the ambit of this Section 8.05 (specifying with reasonable particularity the basis therefor) and will give Shareholders’ Representative such information with respect thereto as Shareholders’ Representative may reasonably request. Shareholders’ Representative may, at the Sellers’ expense, participate in the defense of any such suit, action or proceeding (including any Tax audit). Parent shall keep Shareholders’ Representative reasonably informed of all developments on a timely basis and Parent shall not resolve any such suit, action or proceeding in a manner that could reasonably be expected to have an adverse impact on the Sellers’ indemnification obligations under this Agreement without Shareholders’ Representative written consent, which shall not be unreasonably withheld. All of the parties hereto shall cooperate in the defense or prosecution of any claim.
     (e) No investigation by Parent or any of its Affiliates at or prior to the Closing Date shall relieve the Sellers of any liability hereunder.
     (f) Any claim of any Parent Indemnitee under this Section may be made and enforced by Parent on behalf of such Parent Indemnitee.
     Section 8.06. Certain Disputes. Disputes arising under Section 8.05 and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized accounting firm with no material relationship with Parent, the Sellers or their Affiliates (the “Accounting Referee”), chosen and mutually acceptable to both Parent and the Sellers within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Sellers in proportion to their percentage ownership of the Company Stock, as set forth in Annex II to this Agreement.
     Section 8.07. Purchase Price Adjustment. Any amount paid by the Sellers or Parent under Article 8 or Article 9 will be treated as an adjustment to the Merger Consideration.
     Section 8.08. Tax-Free Reorganization Treatment. The parties intend (assuming no shares of Parent Stock are used to satisfy obligations under Article 9), if the Mergers are consummated, that the First and Second Mergers be treated as one integrated transaction, qualifying as a “reorganization” described in Code Section 368(a)(1)(A) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties agree to file all state and federal income tax returns in a manner consistent with the intent and form of this transaction.
     Section 8.09. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 other than Section 8.08, shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
Article 9
Survival of Representations and Warranties; Indemnification
     Section 9.01. Survival of Representation and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Effective Time until the second anniversary of the Closing Date (the “Survival Period”), provided that the representations and warranties in Sections 4.01, 4.02, 4.07, 4.08, 4.18 and 4.21 shall survive indefinitely or until the latest date permitted by law and the representations and warranties contained in Article 8 shall survive in accordance with the terms of Section 8.09. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity is being sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, but only to the extent of the indemnity being sought. All of Parent’s and the Merger Subsidiaries’ representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
     Section 9.02. Indemnification. (a) Subject to the limitations made herein, Trust and David Gardner (the “Indemnifying Parties” shall jointly and severally indemnify, defend and hold harmless Parent and its Affiliates (including, after the Second Effective Time, the Surviving Entity), officers, directors, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) for any and all damage, losses, liability, expenses, interest, awards, judgments and penalties (including reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto but excluding any incidental, indirect or consequential damages, losses, liabilities or expenses, and excluding any lost profits or diminution in value) (“Damages”), incurred or suffered by any Indemnified Party arising out of any misrepresentation or breach of warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein in determining the amount of any Damages) or breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement, in each case, other than Damages relating to Taxes, which shall be governed by Article 8.
     (b) The Sellers acknowledge and agree to the manner of indemnification payments provided for in this Article 9, notwithstanding that not all Sellers are subject to indemnification obligations under this Article 9. The Sellers shall be free to make arrangements among themselves as regards to the sharing of indemnification payments made pursuant to this Article 9.
     (c) No Indemnified Party shall be entitled to indemnification pursuant to this Article 9 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds $200,000 in the aggregate (the “Threshold Amount”). At such time, the Indemnified Parties shall be entitled to be indemnified against and compensated only for the portion of such Damages exceeding the Threshold Amount. For the avoidance of doubt, indemnification claims pursuant to Article 8 shall not be subject to this Section 9.02(c).
     (d) The maximum aggregate indemnification obligation of the Indemnifying Parties under this Article 9 shall be $10,000,000.
     (e) David Gardner may, at his election, discharge any indemnifiable claim for indemnification hereunder (in whole or in part) by surrendering shares of Parent Stock to Parent. For claims made during the two year period following the Closing Date, the delivery of such shares of Parent Stock shall operate for all purposes as a complete discharge of the obligation to pay Damages pursuant to an indemnifiable claim in an amount equal to the product of (w) the number of shares of Parent Stock delivered by David Gardner pursuant to this Section 9.02(e) and (x) $11.066. For claims made after the two-year anniversary of the Closing Date, the delivery of such shares of Parent Stock shall operate for all purposes as a complete discharge of the obligation to pay Damages pursuant to an indemnifiable claim in an amount equal to the product of (y) the number of shares of Parent Stock delivered by David Gardner pursuant to this Section 9.02(e) and (z) the closing price of Parent Stock on The Nasdaq Global Market (or other applicable national exchange) on the Business Day prior to delivery of the Indemnification Notice setting forth the indemnifiable claim.
     (f) Any amounts owed by Trust for indemnification claims pursuant to Article 8 or Article 9 shall be satisfied first by causing Parent to withhold amounts remaining due and payable on the Note by Parent. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted. In the event that Trust’s indemnification obligation exceeds the balance due on the Note, the Trust shall be responsible for such excess indemnification obligation.
     (g) In the event that an Indemnified Party has delivered an Indemnification Notice pursuant to Section 9.03, Parent may withhold payments due on the Note up to the amount of alleged Damages set forth in the Indemnification Notice until the resolution of such claim. Any amounts to be withheld shall be withheld first from the last payment of principal due on the Note, and then against earlier payments of principal to the extent that the alleged Damages exceed the amount due on the last payment of principal on the Note. Upon the final determination of the matter asserted in the Indemnification Notice, any amounts remaining to be paid on the Note after offsetting for any Damages determined to be owed by Trust pursuant to the matter asserted in such Indemnification Notice, less any amounts for which an Indemnification Notice has been delivered but not yet determined, shall be paid in accordance with the terms of this Agreement and the Note.
     (h) The representations and warranties (as modified by the Company Disclosure Schedule) and the covenants and agreements of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnified Party.
     (i) In all matters relating to Article 8 or Article 9, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Shareholders, and the Shareholders’ Representative shall perform all of the obligations of the Shareholders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative.

     Section 9.03. Indemnification Notice. (a) Any Indemnified Party seeking indemnification under this Agreement shall give the Shareholders’ Representative notice of any matter that such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, prior to the expiration of the applicable representations and warranties as set forth in Section 9.01. Such Indemnification Notice shall specify (i) the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises (ii) the amount of Damages being claimed by the Indemnified Party, if known, and method of computation thereof, and (iii) the facts and circumstances supporting such claim (an “Indemnification Notice”). The Shareholders’ Representative may object in a written statement to the claim made by the Indemnified Party in an Indemnification Notice by delivering a notice of such objection to the Indemnified Party prior to the expiration of the thirtieth (30th) day after delivery of the Indemnification Notice to the Shareholders’ Representative (an “Objection Notice”). If the Shareholders’ Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Shareholders’ Representative that the Indemnified Party is entitled to the full amount of Damages set forth in such Indemnification Notice.
     (b) In case the Shareholders’ Representative delivers an Objection Notice in accordance with Section 9.03, the Shareholders’ Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Within ten (10) Business Days after an Objection Notice is delivered to the Indemnified Party, the Shareholder’s Representative and a person having authority on behalf of the Indemnified Party to settle the dispute shall meet at a mutually acceptable time and place to attempt to resolve the dispute. If the Shareholders’ Representative and the Indemnified Party should agree upon the rights of the respective parties with respect to each of such claims, a memorandum setting forth such agreement shall be prepared and signed by both parties.
     Section 9.04. Shareholders’ Representative. (a) Effective upon and pursuant to this Agreement, the Shareholders’ Representative shall be hereby appointed as the representative of the holders of Company Stock and as the attorney-in-fact and agent for and on behalf of each holder of Company Stock solely with respect to any claims by any Indemnified Party under Article 8 or Article 9 of this Agreement. The Shareholders’ Representative hereby accepts such appointment. The Shareholders’ Representative shall have the authority to take any and all actions and make any decisions required or permitted to be taken by the Shareholders’ Representative under this Agreement, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, and comply with orders of courts with respect to, claims by any Indemnified Party under Article 8 or Article 9 of this Agreement, and (ii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The Shareholders’ Representative will have sole authority and power to act on behalf of each former shareholder of the Company with respect to the disposition, settlement or other handling of all claims for indemnification under this Agreement and all related rights or obligations of the former shareholders of the Company arising under this Agreement. The Shareholders’ Representative shall use commercially reasonable efforts, based on contact information available to the Shareholders’ Representative, to keep the former shareholders of the Company reasonably informed with respect to actions of the Shareholders’ Representative pursuant to the authority granted the Shareholders’ Representative under this Agreement. Each former shareholder of the Company shall promptly provide written notice to the Shareholders’ Representative of any change of address of such shareholder.
     (b) In all matters relating to the disposition, settlement or other handling of claims pursuant to Article 8 under this Agreement, the Shareholders’ Representative (or his or her successor) shall be the only party entitled to assert the rights of the former shareholders of the Company. A decision, act, consent or instruction of the Shareholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all former holders of Company Stock and shall be final, binding and conclusive upon each of such shareholders, and Parent may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every such holder of Company Stock. Parent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.
     (c) The Shareholders’ Representative shall have the right to recover from payments due on the Note, prior to any distribution to Trust, the Shareholders’ Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity (the “Shareholders’ Representative’s Expenses”). In the event outstanding payments on the Note are insufficient to satisfy the Shareholders’ Representative’s Expenses, then each Shareholder will be obligated to pay a percentage of the Shareholders’ Representative’s Expenses in excess of such funds proportionate to that holder’s percentage ownership of the Company Stock.
     (d) The Shareholders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Shareholders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Shareholders’ Representative may rely on the advice of outside counsel, and the Shareholders’ Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice.

     (e) The holders of Company Stock shall severally but not jointly indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, to the extent permitted by applicable law, on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative.
     (f) At any time during the Survival Period, a majority-in-interest of holders of Company Stock may, by written consent, appoint a new representative as the Shareholders’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of holders of a majority-in-interest of those holders must be delivered to Parent not less than ten (10) calendar days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent
     (g) In the event that the Shareholders’ Representative becomes unable or unwilling to continue in his or its capacity as Shareholders’ Representative, or if the Shareholders’ Representative resigns as a Shareholders’ Representative, a majority-in-interest of the holders of Company Stock may, by written consent, appoint a new representative as the Shareholders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the holders of a majority-in-interest of such holders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
     Section 9.05. No Claims for Disclosed Matters. No Indemnified Party may assert a claim for indemnification with respect to any matter which has been disclosed to Parent in the Company Disclosure Schedules.
Article 10
Miscellaneous
     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and delivered either (i) in person or (ii) by a nationally recognized courier service and shall be given, if to Parent or Merger Subsidiaries, to:
Photon Dynamics, Inc.
5970 Optical Court
San Jose, California 95138
Attention: General Counsel

     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly, Esq.
     if to the Company, to:
Salvador Imaging, Inc.
4815 List Drive, Suite 104
Colorado Springs, Colorado 80919
Attention: David Gardner
     with a copy to:
Rothgerber Johnson & Lyons LLP
90 South Cascade Avenue, Suite 1100
Colorado Springs, Colorado 80903
Attention: H. William Mahaffey, Esq.
     if to the Sellers or to the Shareholder’s Representative, to:
David Gardner
4815 List Drive, Suite 104
Colorado Springs, Colorado 80919
Attention: David Gardner
     with a copy to:
Rothgerber Johnson & Lyons LLP
90 South Cascade Avenue, Suite 1100
Colorado Springs, Colorado 80903
Attention: H. William Mahaffey, Esq.
or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 10.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Parent or The Merger Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that no such transfer or assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.
     Section 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state.
     Section 10.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Colorado or any Colorado state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
     Section 10.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 10.09. Entire Agreement. This Agreement, the Key Employee Employment Agreements, the Registration Rights Agreement, the Gardner Non-competition Agreement and the Gardner Assignment Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 10.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SALVADOR IMAGING, INC.
By:	/s/ DAVID GARDNER
	Name:	David Gardner
	Title:	President & CEO

DAVID GARDNER
/s/ DAVID GARDNER

SALVADOR FOUNDATION CHARITABLE REMAINDER UNITRUST
By:	/s/ DAVID GARDNER
	Name:	David Gardner
	Title:	Trustee

JAMES R. LONG
/s/ JAMES R. LONG

PATRICIA LONG
/s/ PATRICIA LONG

KERRY RHEA
/s/ KERRY RHEA

LISA J. RHEA
/s/ LISA J. RHEA

[Signature Page to Agreement and Plan of Merger and Reorganization]

Annex IX-1

PHOTON DYNAMICS, INC.
By:	/s/ JEFFREY A. HAWTHORNE
	Name:	Jeffrey A. Hawthorne
	Title:	President and Chief Executive Officer

SALVADOR ACQUISITION, INC.
By:	/s/ JEFFREY A. HAWTHORNE
	Name:	Jeffrey A. Hawthorne
	Title:	Chief Executive Officer

SALVADOR ACQUISITION, LLC
By:	/s/ JEFFREY A. HAWTHORNE
	Name:	Jeffrey A. Hawthorne
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger and Reorganization]

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